Exhibit 10.1

Form 10-QSB for quarter ended December 31, 2003

Purchase Agreement

Date: 7-11-03

RECEIVED OF Kevin Swanson and/or Assignee the sum of Twenty Thousand and no/100 ($20,000.00) Dollars Hamilton Ret Acct as earnest money and in part payment for the purchase of property at 2411 7th St. NW, Rochester, situated in the County of Olmsted, State of Minnesota and legally described as follows:     to be supplied

together with the following personal property:    see addendum

all of which property the undersigned has this day sold to the Buyer for the sum of: One Million Eight Hundred Thousand ($1,800,000.00) Dollars, which the Buyer agrees to pay in the following manner: Earnest money herein paid $20,000 and cash as set forth on the addendum, on or before 9/15/03, the date of closing and the balance of $ see addendum by financing as shown on the attached addendum.

1.               DEED/MARKETABLE TITLE: Subject to performance by the Buyer, the Seller agrees to executed and deliver a General Warranty Deed conveying marketable title to said premises subject only to the following exceptions:

(a) Building and zoning laws, ordinances, State and Federal regulations, (b) Restrictions relating to use or improvement of the premises without effective forfeiture provision, (c) Reservation of any minerals or mineral rights to the State of Minnesota, (d) Utility and drainage easements which do not interfere with present improvements, (e) Rights of tenants as follows: None

2.               REAL ESTATE TAXES.  Real estate taxes due and payable in the year of closing shall be prorated between Seller and Buyer on a calendar year basis to the actual date of closing unless otherwise provided in this Agreement.  Real estate taxes payable in the years prior to closing shall be paid by Seller.  Real estate taxes payable in the years subsequent to closing shall be paid by Buyer.

3.               SPECIAL ASSESSMENTS. SELLER SHALL PAY on the date of closing all installments of special assessments certified for payment with the real estate taxes due and payable in the year of closing.

SELLER SHALL PAY ON DATE OF CLOSING all other special assessments levied as of the date of this Agreement.

SELLER SHALL PROVIDE FOR PAYMENT OF special assessments pending as of the date of this Agreement for improvements that have been ordered by the City Council or other governmental assessing authorities.  (Seller’s provision for payment shall be by payment into escrow of 1 1/2 times the estimated amount of the assessments.)

If a special assessment becomes pending after the date of this Agreement and before the date of closing, Buyer may, at Buyer’s option: (a) Assume payment of the pending special assessment without adjustment to the purchase price; or (b) Require Seller to pay the pending special assessment (or escrow for payment of same a sum equal to 1 1/2 times the projected pending assessment) and Buyer shall pay a commensurate increase on the purchase price of the property, which increase shall be the same as the estimated amount of the assessment; or (c) Declare this Agreement null and void by notice to Seller, and earnest money shall be refunded to Buyer.  Seller shall pay on date of closing any deferred real estate taxes or special assessments payment of which is required as a result of the closing of this sale.

4.               PRORATIONS.  All items customarily prorated and adjusted in connection with the closing of the sale of the property herein including but not limited to rents, operating expenses , interest on any debt assumed by Buyer, shall be prorated as of the date of closing.  It shall be assumed that the Buyer will own the property for the entire date of the closing.

5.               DAMAGES TO REAL PROPERTY.  If there is any loss or damage to the property between the date hereof and the date of closing, for any reason, the risk of loss shall be on the Seller.  If the property is destroyed or substantially damaged before the closing, this Purchase Agreement shall become null and void, at Buyer’s option.  Buyer shall have the right to terminate this Purchase Agreement within 30 days after Seller notifies Buyer of such damage.  Upon said termination, the earnest money shall be refunded to Buyer and Buyer and Seller agree to sign a cancellation of Purchase Agreement.

6.               EXAMINATION OF TITLE.  Within a reasonable time after acceptance of this Agreement, Seller shall furnish Buyer with an Abstract of Title or a Registered Property Abstract certified to date including proper searches covering bankruptcies and State and Federal judgments, liens, and levied and pending special assessments.  Buyer shall have 10 business days after receipt of the Abstract of Title or Registered Property Abstract either to have Buyer’s attorney examine the title and provide Seller with written objections or, at Buyer’s own expense, to make an application for a title insurance policy and notify Seller of the application.  Buyer shall have 10 business days after receipt of the commitment for title insurance to provide Seller with a copy of the commitment and written objections.  Buyer shall be deemed to have waived any title objections not made within the applicable 10 day period set forth above, except that this shall not operate as a waiver of Seller’s covenant to deliver a Warranty Deed, unless a Warranty Deed is not specified above. If any objections is so made, Seller shall have 10 business days from receipt of Buyer’s written title objections to notify Buyer of Seller’s intention to make title marketable within 120 days from Seller’s receipt of such written objection.  If notice is given, payments hereunder required shall be postponed pending correction of title, but upon correction of title and within 10 days after written notice to Buyer the parties shall perform this Purchase Agreement according to its terms.  If no such notice is given or if notice is given but title is not corrected within the time provided for, this Purchase Agreement shall be null and void, at option of Buyer; neither party shall be liable for damages hereunder to the other and earnest money shall be refunded to Buyer.  Buyer and Seller agree to sign cancellation of Purchase Agreement.  If title to the property be found marketable or be so made within said time, and Buyer shall default in any of the agreements and continue in default for a period of 10 days, then and in that case the Seller may terminate this contract and on such termination all payments made upon this contract shall be retained by Sellers as liquidated damages, time being of the essence.  This provision shall not deprive either party of the right to enforce the specific performance of this contract provided this contract has not been terminated and provided action to enforce such specific performance shall be commenced within six months after such right of action shall arise.

7.               POSSESSION.  Seller shall deliver possession of the property on the date of closing.

8.               REPRESENTATIONS AND WARRANTIES.  See attached addendum.

9.               TIME IS OF THE ESSENCE FOR ALL PROVISIONS OF THIS CONTRACT.

10.         WELL DISCLOSURE STATEMENT.  No well.

11.         ADDENDA.  Attached is one addenda which is made a part of this Agreement.

12.         MISCELLANEOUS PROVISIONS.

(a)          Survival.  All of the warranties, representations, and covenants of this Agreement shall survive and be enforceable after the closing.

(b)         Entire Agreement; Modification.  This Agreement constitutes the complete agreement between the parties and supercedes any prior oral or written agreements between the parties regarding the property.  There are no verbal agreements that change this Agreement and no waiver of any of its terms will be effective unless in a writing executed by the parties.

(c)          Successors and Assigns.  If this Agreement is assigned, all provisions of this Agreement shall be binding on successors and assigns.

13.         ACCEPTANCE DEADLINE.  This offer to purchase, unless accepted sooner, shall be null and void at 11:59 P.M.                                                      , and in such event all earnest money shall be refunded to Buyer.

NOTICE

Represents
(Company Name)

Represents
(Company Name)

THIS IS A LEGALLY BINDING CONTACT, IF NOT UNDERSTOOD, SEEK COMPETENT ADVICE.

Dated:		Dated: 7-11-03
SELLER: Waters Instruments, Inc.		BUYER:	/s/ Kevin Swanson
SELLER:	/s/ Gregory Anshus, CFO	BUYER:
		SELLING AGENT:	/s/ Ron Braasch

Rochester Facility

Purchase Price	$1,800,000

9 Cap	$162,000

Square footage	66,000.00

Average rent	$2.45 per sq ft

Waters existing Space rent	$7.00 per sq ft With ability to flex down based on tenants needs

Approximately 15,000 sq ft	$105,000.00 Annual Will consolidate operations to 15,000 sq ft

Water commitment	$35,000 4 months

With option to enter into long term lease once needs are known.

Pass through prorated on square footage.

ADDENDUM TO PURCHASE AGREEMENT

Addendum to Purchase Agreement between parties dated 7-11-2003 pertaining to the purchase and sale of the property at 2411 7th St. NW, Rochester.

(1)	Offer is subject to Buyer receiving acceptable financing within 15 days of acceptance.

(2)	Seller to supply Buyer with environmental appraisal study within 5 days of acceptance.

(3)	Offer is subject to Buyer at Buyers cost having property inspected for the following:
Heating, cooling, elec, roof, structure, within 20 days of final acceptance.

(4)	It is understood that, and Seller at Seller’s cost, Buyer may do a 1031 tax deferred exchange and that Seller shall not incur any additional cost for this to occur.

(5)	Air compressor to stay with property, Buyer has interest in buying furniture and partition that Seller chooses not to move.

(6)	Seller to lease back for 4 months from date of closing the approximate 15,000 sf to be used by Seller at $9,000.00/month, and to pay pro rata utilities, taxes, triple net.

(7)	Any contingency which does not meet with Buyer’s approval shall null and void this agreement and all earnest monies shall be returned to Buyer.

(8)	Buyer and Seller to agree on sales allocation.

Offer is accepted, closing date to be on or before Oct. 30, 03.  It is understood that Ron Braasch of Braasch Commercial Real Estate will be a 50% partner in this transaction.

/s/ Kevin Swanson	7/11/03

1

ASSIGNMENT OF PURCHASE AGREEMENT

Kevin Swanson hereby assigns his interest in and to that certain Real Estate Purchase Agreement dated the 11th day of July, 2003, between Kevin Swanson and/or Assigns and Waters Instruments, Inc., to JES Enterprises of Rochester LLC, a Minnesota limited liability company (an undivided ½ interest) and to Ronald W. Braasch (an undivided ½ Interest).  JES Enterprises of Rochester LLC and Ronald W. Braasch hereby accept this assignment and assume the benefits, liabilities and obligations of Kevin Swanson under such Purchase Agreement.

Assignor:
Date: 10/21/03
/s/ Kevin Swanson

Assignees:

JES Enterprises of Rochester LLC

Date: 10/21/03	By:	/s/ Janet E. Swanson
Its: Chief Manager

Date: 10/21/03	/s/ Ronald W. Braasch

AMENDMENT TO PURCHASE AGREEMENT

Date:  October 28, 2003.

The undersigned parties to that certain Purchase Agreement dated July 11, 2003, pertaining to the purchase and sale of property at 2411 7th Street NW, Rochester, Minnesota, hereby mutually agree to amend said Purchase Agreement as follows:

1.                                       The purchase price of $1,800,000.00, is hereby allocated between parcels A, B, C, and D, on attached Exhibit “A” as follows:

Parcel	Purchase price

A	$200,000.00
B	$210,000.00
C	$630,000.00
D	$760,000.00

Total	$1,800,000.00

2.                                       Except as herein modified, the Purchase Agreement is hereby ratified and confirmed in all respects.

SELLER		BUYER

Waters Instruments, Inc.		/s/ Kevin Swanson

By:	/s/ Gregory Anshus
Its:	CFO